UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Regency Energy Partners LP

(Name of Issuer)

Common Units of Limited Partner Interests

(Title of Class of Securities)

75885Y 107

(CUSIP Number)

December 31, 2009

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 75885Y 107		13G

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) C/R CDM Holdings II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN (Limited Partnership)

CUSIP No. 75885Y 107		13G

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Carlyle/Riverstone Energy Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN (Limited Partnership)

CUSIP No. 75885Y 107		13G

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) C/R Energy GP II, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

CUSIP No. 75885Y 107		13G

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) TC Group Investment Holdings, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN (Limited Partnership)

CUSIP No. 75885Y 107		13G

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) TCG Holdings II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN (Limited Partnership)

CUSIP No. 75885Y 107		13G

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) DBD Investors V, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

CUSIP No. 75885Y 107		13G

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Riverstone Investment Services LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IA, OO (Limited Liability Company)

CUSIP No. 75885Y 107		13G

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Riverstone Holdings LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

CUSIP No. 75885Y 107		13G

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Carlyle Investment Management L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IA, OO (Limited Liability Company)

CUSIP No. 75885Y 107		13G

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) TC Group, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

CUSIP No. 75885Y 107		13G

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) TCG Holdings, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

CUSIP No. 75885Y 107	13G

SCHEDULE 13G

Item 1(a).	Name of Issuer: Regency Energy Partners LP
Item 1(b).	Address of Issuer’s Principal Executive Offices: 1700 Pacific Avenue, Suite 2900 Dallas, Texas 75201 (214) 750-1771

Item 2(a).

Name of Person Filing:
C/R CDM Holdings II, L.P. (“Holdings”)

Carlyle/Riverstone Energy Partners II, L.P. (“C/R EP”)

C/R Energy GP II, LLC (“C/R GP”)

TC Group Investment Holdings, L.P. (“TCGIH”)

TCG Holdings II, L.P. (“TCG Holdings II”)

DBD Investors V, L.L.C. (“DBD Investors”)

Riverstone Investment Services LLC (“RIS”)

Riverstone Holdings LLC (“Riverstone”)

Carlyle Investment Management L.L.C. (“CIM”)

TC Group, L.L.C. (“TC Group”)

TCG Holdings, L.L.C. (“TCG Holdings”)

Item 2(b).

Address of Principal Business Office or, if none, Residence:
The address of the principal business office of Holdings, C/R EP, C/R GP, TGGIH, TCG Holdings II, DBD Investors, CIM, TC Group and TCG Holdings is as follows:
c/o The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Suite 220 South

Washington, D.C. 20004-2505

The address of the principal business office of RIS and Riverstone is as follows:
712 Fifth Avenue, 51st Floor New York, NY 10019
Item 2(c).	Citizenship: All Reporting Persons are Delaware entities.
Item 2(d).	Title of Class of Securities: Common Units of Limited Partner Interests
Item 2(e).	CUSIP Number: 75885Y 107

Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with § 13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 75885Y 107	13G

Item 4.	Ownership.
(a) Amount beneficially owned: 0
(b) Percent of class: 0%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: 0

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:   ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certifications.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 2010

C/R CDM HOLDINGS II, L.P.

	By:	Carlyle/Riverstone Energy Partners II, L.P.
Its General Partner

By: C/R Energy GP II, LLC
Its General Partner

	By:	/s/ Pierre F. Lapeyre, Jr.
Name: Pierre F. Lapeyre, Jr.
Title: Authorized Person

CARLYLE/RIVERSTONE ENERGY PARTNERS II, L.P.

	By:	C/R Energy GP II, LLC
Its: General Partner

	By:	/s/ Pierre F. Lapeyre, Jr.
Name: Pierre F. Lapeyre, Jr.
Title: Authorized Person

C/R ENERGY GP II, LLC

	By:	/s/ Pierre F. Lapeyre, Jr.
Name: Pierre F. Lapeyre, Jr.
Title: Authorized Person

TC GROUP INVESTMENT HOLDINGS, L.P.

By:	TCG Holdings II, L.P.
Its General Partner

By: DBD Investors V, L.L.C.
Its General Partner

By:	/s/ Daniel A. D’Aniello
Name: Daniel A. D’Aniello
Title: Managing Director

TCG HOLDINGS II, L.P.

By:	DBD Investors V, L.L.C.
Its General Partner

By:	/s/ Daniel A. D’Aniello
Name: Daniel A. D’Aniello
Title: Managing Director

DBD INVESTORS V, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name: Daniel A. D’Aniello
Title: Managing Director

RIVERSTONE INVESTMENT SERVICES LLC

By:	/s/ Thomas Walker
Name: Thomas Walker
Title: Authorized Person

RIVERSTONE HOLDINGS LLC

By:	/s/ Thomas Walker
Name: Thomas Walker
Title: Authorized Person

CARLYLE INVESTMENT MANAGEMENT L.L.C.

	By:	TC Group, L.L.C.
Its: Managing Member

	By:	TCG Holdings, L.L.C.
Its: Managing Member

	By:	/s/ Daniel A. D’Aniello
Name: Daniel A. D’Aniello
Title: Managing Director

TCG HOLDINGS, L.L.C.

	By:	/s/ Daniel A. D’Aniello
Name: Daniel A. D’Aniello
Title: Managing Director

TC GROUP, L.L.C.

By:	TCG Holdings, L.L.C.
Its: Managing Member

	By:	/s/ Daniel A. D’Aniello
Name: Daniel A. D’Aniello
Title: Managing Director

EXHIBIT A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

1.               Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

2.               Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: February 16, 2010

C/R CDM HOLDINGS II, L.P.

	By:	Carlyle/Riverstone Energy Partners II, L.P.
Its General Partner

By: C/R Energy GP II, LLC
Its General Partner

	By:	/s/ Pierre F. Lapeyre, Jr.
Name: Pierre F. Lapeyre, Jr.
Title: Authorized Person

CARLYLE/RIVERSTONE ENERGY PARTNERS II, L.P.

	By:	C/R Energy GP II, LLC
Its: General Partner

	By:	/s/ Pierre F. Lapeyre, Jr.
Name: Pierre F. Lapeyre, Jr.
Title: Authorized Person

C/R ENERGY GP II, LLC

	By:	/s/ Pierre F. Lapeyre, Jr.
Name: Pierre F. Lapeyre, Jr.
Title: Authorized Person

TC GROUP INVESTMENT HOLDINGS, L.P.

By:	TCG Holdings II, L.P.
Its General Partner

By: DBD Investors V, L.L.C.
Its General Partner

By:	/s/ Daniel A. D’Aniello
Name: Daniel A. D’Aniello
Title: Managing Director

TCG HOLDINGS II, L.P.

By:	DBD Investors V, L.L.C.
Its General Partner

By:	/s/ Daniel A. D’Aniello
Name: Daniel A. D’Aniello
Title: Managing Director

DBD INVESTORS V, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name: Daniel A. D’Aniello
Title: Managing Director

RIVERSTONE INVESTMENT SERVICES LLC

By:	/s/ Thomas Walker
Name: Thomas Walker
Title: Authorized Person

RIVERSTONE HOLDINGS LLC

By:	/s/ Thomas Walker
Name: Thomas Walker
Title: Authorized Person

CARLYLE INVESTMENT MANAGEMENT L.L.C.

	By:	TC Group, L.L.C.
Its: Managing Member

	By:	TCG Holdings, L.L.C.
Its: Managing Member

	By:	/s/ Daniel A. D’Aniello
Name: Daniel A. D’Aniello
Title: Managing Director

TCG HOLDINGS, L.L.C.

	By:	/s/ Daniel A. D’Aniello
Name: Daniel A. D’Aniello
Title: Managing Director

TC GROUP, L.L.C.

By:	TCG Holdings, L.L.C.
Its: Managing Member

	By:	/s/ Daniel A. D’Aniello
Name: Daniel A. D’Aniello
Title: Managing Director